Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS SECOND QUARTER 2011

FINANCIAL RESULTS

ADDISON, Texas, August 15, 2011 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the three and six months ended June 30, 2011.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2011	2010	2011	2010

Gross written premium	$49.6	$73.0	$127.4	$190.0
Revenue	65.4	120.1	137.7	239.7
Net loss	(0.8)	(12.1)	(10.5)	(15.6)

Net loss per diluted share	(0.05)	(0.79)	(0.68)	(1.01)

Gary Kusumi, Chief Executive Officer, stated, “Our second quarter results demonstrate continued progress as a result of actions taken with respect to pricing, underwriting, expense reduction and claims. Although we have not yet achieved overall profitability, two consecutive quarters of positive trends are encouraging. We introduced our new multi-variate (segmented) product in three of our largest states, Louisiana, Texas and Alabama, in the second quarter and expect to roll-out the product in Illinois, another major state for us, by year’s end. Although these trends are positive and establish a foundation for success in the future, we remain concerned about premium levels. Our plan anticipated a significant reduction in premium volume as we increased rates; however, continuing difficult macro-economic conditions may affect our customers’ financial ability to purchase insurance from us. To address this concern, we continue to closely monitor our prices to ensure we are competitive in the marketplace while maintaining our profit margin objective. We also are focused on actively marketing our segmented product aggressively to new customers. While the macro-economic environment likely will present short-term challenges, I remain confident that the actions we have taken and the changes we are making will lead to continued improved financial performance.”

Operating Performance

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Gross premiums written for the second quarter of 2011 decreased $23.4 million, or 32.0%, compared with the second quarter of 2010. For the first half of 2011, gross premiums written decreased $62.7 million, or 33.0%, compared with 2010. These decreases were due to a number of actions taken during 2010 and into 2011 to increase prices and strengthen underwriting standards.

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Total revenues for the second quarter of 2011 decreased $54.7 million, a 45.5% decrease from the second quarter of 2010. Total revenues for the first half of 2011 decreased $102.0 million, a 42.5% decrease from 2010. These decreases were due to the decreases in gross premiums written as well as the impact of the quota-share reinsurance treaties on the 2011 business.

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Losses and loss adjustment expenses were 63.0% of net earned premium (the loss ratio), compared with a loss ratio of 83.9% in the comparable prior year quarter. For the first half of 2011, loss and loss adjustment expenses decreased to a loss ratio of 71.8% compared with 80.3% in 2010. The accident year decline in the loss ratio for the quarter was due to pricing and underwriting actions taken as well as claims handling initiatives. The quota-share reinsurance agreements entered into in the fourth quarter of 2010 and 2011 impacted the loss ratio by 4 percentage points for the first six months of 2011 in comparison to the same period in 2010. This is due to all of the ceding commission income being booked in selling, general and administrative expenses. Therefore, the loss adjustment expenses include both our portion as well as the reinsurer’s portion. Excluding this impact, the accident period loss ratio decreased by 2.6 percentage points due to the initiatives stated above for the period.

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Selling, general and administrative (SG&A) expenses decreased $14.3 million in the second quarter of 2011, or 33.5%, to $28.3 million, compared with $42.5 million in the second quarter of 2010. For the first half of 2011, SG&A expenses decreased $23.1 million, or 27.2%, compared with the prior year period. The decreases were primarily due to the decline in premium production and ceding commissions from the quota-share reinsurance agreements.

Contact:	Michael J. McClure Executive Vice President and Chief Financial Officer (630) 560-7205 Michael.mcclure@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)

Revenues
Net premiums earned	$46,671	$96,415	$97,222	$189,137
Commission income and fees	17,298	22,265	37,328	45,860
Net investment income	1,290	1,116	2,813	2,575
Net realized gains (losses)	(36)	3,525	116	7,180
Other income (loss)	221	(3,220)	249	(5,033)

Total revenues	65,444	120,101	137,728	239,719

Expenses
Net losses and loss adjustment expenses	29,409	80,887	69,814	151,912
Selling, general and administrative expenses	28,274	42,547	61,975	85,086
Depreciation and amortization	2,430	2,383	4,807	4,815

Total expenses	60,113	125,817	136,596	241,813

Operating income (loss)	5,331	(5,716)	1,132	(2,094)

Loss on interest rate swaps	—	(89)	(2)	(610)
Interest expense	5,727	5,916	10,730	12,036

Loss before income tax expense	(396)	(11,721)	(9,600)	(14,740)
Income tax expense	418	390	862	835

Net loss	$(814)	$(12,111)	$(10,462)	$(15,575)

Basic loss per common share:
Net loss	$(0.05)	$(0.79)	$(0.68)	$(1.01)

Diluted loss per common share:
Net loss	$(0.05)	$(0.79)	$(0.68)	$(1.01)

Weighted average common shares outstanding:
Basic	15,408	15,415	15,408	15,415

Diluted	15,408	15,415	15,408	15,415